                                                                      EXHIBIT 11

                             THINK NEW IDEAS, INC.
                     INCOME (LOSS) PER SHARE CALCULATIONS
                           YEAR ENDED JUNE 30, 1996
              AND THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996


                                                                                   THREE MONTHS ENDED
                                                              YEAR ENDED               SEPTEMBER 30,
                                                             JUNE 30, 1996         1995            1996
                                                             -------------      ---------      -----------
Pro Forma Income (Loss) Per Share
---------------------------------

Pro forma net income (loss)                                   $(1,195,312)      $(489,571)      $   93,745
Interest on convertible debt issued with conversion rates
 below the IPO price during the period beginning one year
 prior to the initial filing of the registration statement         19,463              --           10,459
                                                              -----------       ---------       ----------
Pro forma net income (loss) used in the calculation           $(1,175,849)      $(489,571)      $  104,204
                                                              -----------       ---------       ----------

Weighted average number of shares outstanding                   1,528,843         805,687        2,017,010
Adjustments for "cheap" shares--
 Effect of shares issued during 1996                              848,377       1,667,851               --
 Shares issuable pursuant to convertible debt issued in
  March 1996                                                      216,667         216,667          216,667
 Shares issuable pursuant to convertible debt issued in
  April 1996                                                      216,660         216,660          216,660
 Shares issued in August 1996 private placement                   938,667         938,667          938,667
 Repurchases assumed, using the treasury stock method            (678,383)       (678,383)        (659,731)
                                                              -----------       ---------       ----------
Shares used in the calculation                                  3,070,831       3,167,149        2,729,273
                                                              -----------       ---------       ----------

Pro forma income (loss) per share                                   $(.38)          $(.15)           $ .04
                                                                    =====           =====            =====

Supplemental Pro forma Income (Loss) Per Share
----------------------------------------------

Pro forma net loss used in pro forma income (loss) per
 share calculation                                            $(1,175,849)      $(489,571)      $  104,204
Interest on debt extinguished using a portion of proceeds
 obtained through the private placement of shares                 224,212           7,200           63,024
                                                              -----------       ---------       ----------
Supplemental pro forma net income (loss) used in the
 calculation                                                    $(951,637)      $(482,551)      $  167,228
                                                              -----------       ---------       ----------

Shares used in pro forma income (loss) per share
 calculation                                                    3,070,831       3,167,149        2,729,273
Increase in weighted average number of shares outstanding
 if the proceeds from the shares sold to fund debt
 extinguishment had been used to repay debt on the date
 such debt was issued, rather than for the assumed
 purchase of treasury stock                                       103,784          38,400          289,134
                                                              -----------       ---------       ----------
Shares used in the calculation                                  3,174,615       3,205,549        3,018,407
                                                              -----------       ---------       ----------

Supplemental pro forma income (loss) per share                      $(.30)          $(.15)            $.06
                                                                    =====           =====             ====

Note - The amounts of fully diluted pro forma loss per share and supplemental pro forma loss per share would not differ from the amounts shown above.